Prospectus	Filed Pursuant to Rule 424(b)(3)
File No. 333-189745

ECOtality, Inc.

7,685,135 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the Selling Stockholders (as defined herein) of up to 7,685,135 shares of our common stock. The 7,685,135 shares of common stock covered by this prospectus include 5,123,423 shares of common stock issued to the Selling Stockholders and 2,561,712 shares of common stock issuable upon exercise of warrants to purchase common stock at an exercise price of $2.04 per share.

The Selling Stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders; however, we will receive the sale price of any common stock we sell to the Selling Stockholders upon exercise of the warrant, if exercised for cash. We will pay the expenses of registering these securities.

Our common stock is registered and is listed on The NASDAQ Capital Market under the symbol “ECTY.” On July 9, 2013, the last reported sale price of our common stock was $1.55 per share.

You should carefully consider the risks associated with investing in our common stock. Before making an investment in our common stock, please read the “Risk Factors” section of this prospectus, which begins on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2013

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not making an offer to sell or seeking offers to buy shares of our common stock, including shares they acquire upon exercise of warrants, in jurisdictions where the offer or sale is not permitted.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, and the information contained in any document incorporated or deemed to be incorporated by reference is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since that date.  You should read carefully this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms the “Company,” “we,” “us” and “our” to refer to ECOtality, Inc. and its consolidated subsidiaries.

PROSPECTUS SUMMARY

The following summary highlights certain information contained in this prospectus or incorporated by reference. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors,” together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our Company

We are a leader in advanced electric vehicle (“EV”) charging and energy storage systems with over 20 years of experience in designing, manufacturing, testing and commercializing these technologies. We provide three primary product and service offerings: Blink, Minit-Charger and eTec Labs. ECOtality offers electric vehicle charging stations under the Blink brand and provides a turnkey network operating system for EV drivers, commercial businesses, and utilities. Minit-Charger manufactures and distributes fast-charging systems for material handling and airport ground support vehicles. eTec Labs is a trusted research and testing resource for government agencies, automotive OEMs, and utilities.

Leveraging our experience, we are currently building one of the largest EV smart charging networks in the U.S. Our cloud-based smart charging network, branded as the Blink Network, is initially supporting the adoption of EVs in major cities and metropolitan areas throughout the United States and Australia. Through innovation and strategic partnerships with companies such as ABB Inc. and its affiliates, we are establishing and monetizing the Blink Network. Initial commercial customers hosting our chargers include Cracker Barrel, Fred Meyer/Kroger, Ikea, Macy’s, Sears and Wal-Mart.

Through several competitive bidding opportunities, we have been awarded a variety of government reimbursable cost contracts, including a $100.2(1) million cost-share grant from the U.S. Department of Energy (“DOE”) to lead, support and manage the largest deployment of EVs and charging infrastructure in U.S. history (we refer to this initiative as the “EV Project”). The goal of the EV Project is to develop, implement and study techniques for optimizing the deployment of charging infrastructure to support widespread market acceptance of EVs in the U.S. and internationally, as well as to identify commercially viable business models to create a sustainable EV charging industry. To achieve this objective, we have been deploying Blink residential and commercial charging stations in multiple major metropolitan areas throughout the United States. The EV Project officially launched on October 1, 2009, and included participation by Nissan and over 40 other government, utility and industry partners. The EV Project currently represents the world’s largest EV infrastructure project as well as the largest network connecting charging stations to the grid, EVs and commercial retailers. The EV Project is scheduled for completion at the end of 2013.

(1)	The EV Project cost share grant in the amount of $100.2 million includes $86.4 million awarded under the initial grant in September 2009 and $13.8 million awarded via a subsequent grant in June 2010.

Our primary product and service offerings include: (i) the Blink line of electric vehicle supply equipment (“EVSE”), or charging stations, for passenger vehicle applications, represented by our Blink Level 2 residential and commercial chargers and Blink DC Fast Chargers; (ii) the Minit-Charger line of advanced fast-charge systems for industrial applications including material handling and airport ground support equipment; and (iii) testing and consulting services to utilities and government agencies worldwide, including the Advanced Vehicle Testing Activities and Advanced Vehicle Testing and Evaluation programs for the DOE, and the EV Micro-Climate Program.

We believe the market for EVs will grow substantially over the next decade. We are deploying chargers to meet the demands of the EV marketplace in major cities and metropolitan areas throughout the United States. Additionally, through our Blink Network of smart chargers, we are collecting data and monitoring usage patterns to explore ways to monetize and commercialize a sustainable EVSE industry. Through the EV Project and our commercial sales channels, we expect to have one of the largest EV charging station footprints in the U.S., as well as the largest network connecting the charging stations to the grid, EVs and commercial retailers, in addition to a well-recognized and trusted brand within the U.S. and international EV industry.

Our principal offices are located at One Montgomery Street, Suite 2525, San Francisco, California, 94104, and our telephone number is (415) 992-3000. We are a Nevada corporation. We maintain a website at www.ecotality.com which contains a description of the Company, but such website and the information contained thereon are not part of this prospectus. Please note that you should not view such website as part of this prospectus and should not rely on such website in making a decision to invest in our common stock.

The Offering

Securities offered

7,685,135 shares of our common stock, including the following:

●      5,123,423 shares of common stock; and

●     2,561,712 shares of common stock issuable upon exercise of the warrants issued to the Selling Stockholders at an exercise price of $2.04 per share (includes an indeterminate number of shares issuable upon exercise of the warrant, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416).

Common stock to be outstanding after the offering	36,101,065 shares.

Selling Stockholders

All of the shares of common stock are being offered by the Selling Stockholders identified in the section titled “Selling Stockholders” beginning on page 7 of this prospectus. As used in this prospectus, the term “Selling Stockholders” includes the selling stockholders listed on page 7 and any donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer.

Use of proceeds

We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders; however, we will receive the exercise price with respect to any common stock we sell to the Selling Stockholders upon exercise of the warrants, if exercised for cash.  We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

Risk Factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Capital Market Symbol	ECTY

The above information regarding the shares of common stock to be outstanding after the offering is based on 33,539,353 shares of common stock outstanding as of July 9, 2013, and assumes the full exercise of the warrants held by the Selling Stockholders. As discussed in “–Private Placement of Common Stock and Warrants,” the warrants are subject to certain exercise limitations.

The following is a summary of the transactions relating to the securities being registered hereunder:

Private Placement of Common Stock and Warrants

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with certain investors on June 12, 2013, pursuant to which the investors agreed to purchase shares of our common stock and a warrant to purchase shares of our common stock for an aggregate purchase price of $8,197,477. The closing of this investment occurred on June 18, 2013. At the closing, we issued to the investors 5,123,423 shares of common stock at a purchase price of $1.60 per share, and warrants to purchase 2,561,712 shares of common stock at an exercise price of $2.04 per share. This prospectus relates to the resale of these shares of common stock and the shares of common stock that would be issued to the Selling Stockholders upon exercise of the warrants.

The warrants are exercisable for the five-year period beginning on December 19, 2013. Under the terms of the warrants, we may not effect any exercise of the warrants in an amount that would result in any holder together with its affiliates beneficially owning more than 4.9% of our outstanding common stock upon such an exercise.

The exercise price of the warrants and the shares issuable upon exercise of the warrants will be adjusted in the event that we take certain actions that would cause dilution with respect to our common stock, including (i) paying a stock dividend or otherwise making a distribution that is payable in shares of common stock, (ii) subdividing our outstanding shares of common stock into a larger number of shares, and (iii) combining our outstanding shares of common stock into a smaller number of shares. If we enter into certain fundamental transactions (such as a merger or other change of control transaction), then, upon exercise of a warrant by a holder, such holder will have the right to receive the same amount and kind of securities, cash or property that it would have been entitled to receive upon the occurrence of the fundamental transaction if it had been the holder of the number of shares of common stock issuable upon exercise of the warrant at the time of the fundamental transaction.

In connection with the Securities Purchase Agreement, we also entered into a Registration Rights Agreement with the investors on June 18, 2013 (the “Registration Rights Agreement”), pursuant to which we agreed to register (i) the shares of common stock issued to the investors, (ii) the common stock issuable upon exercise of the warrants and (iii) any securities issued or issuable in connection with the adjustment provisions in the warrants. We are obligated to cause the registration statement to be filed no later than July 18, 2013 and declared effective no later than September 16, 2013, which will be extended to October 16, 2013 if the SEC conducts a full review of the registration statement. We are also obligated to use our reasonable best efforts to insure that the registration statement remains in effect until all of the securities covered by the registration statement have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act”). The registration statement to which this prospectus relates is intended to fulfill these obligations under the Registration Rights Agreement.

In the event of a default of our obligations under the Registration Rights Agreement, we are required pay to each holder of common stock under the agreement, as liquidated damages, an amount in cash equal to 1% of the aggregate investment amount paid by such holder for each month that the registration statement has not been filed or declared effective, as the case may be. In no event will we be liable to any holder for liquidated damages in excess of 3% of the aggregate investment amount paid by such holder.

Additionally, we have granted certain participation rights to the investors such that, for the next year, the investors may participate in an aggregate amount of up to 40% of certain equity issuances by the Company.

 RISK FACTORS

Investing in our common stock involves a high degree of risk. Please review the risks and uncertainties described under the heading “Risk Factors” discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Before making an investment decision, you should carefully consider these risks as well as other information included or incorporated by reference in this prospectus. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained in all parts of this prospectus that are not historical facts are, or may be deemed to be, forward-looking statements. These forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are based on the beliefs and assumptions of our management relying on currently available information and are not guarantees of future performance.

When used in this prospectus, the words “anticipate,” ”estimate,” “expect,” “may,” “plan,” “project,” “believe” and similar expressions are intended to be among the statements that identify forward-looking statements. Our results may differ significantly from the results discussed in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that are difficult to predict and that that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed under the heading “Risk Factors” contained in the applicable prospectus supplement, in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. You should carefully consider these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those projected. The forward-looking statements in this document are made as of the date on which they are made and we do not undertake any obligation to update or revise any forward-looking statements for any reason, except as required by law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders; however, we will receive the exercise price with respect to any common stock we sell to the Selling Stockholders upon exercise of the warrants, if exercised for cash. If all of the warrants are exercised for cash, we will receive proceeds of approximately $5.2 million, which we currently intend to use for working capital and general corporate purposes. However, the holders of the warrants will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement at any time after six months from issuance. In the event that the holders exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of the warrants.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders named below, from time to time, of up to 7,685,135 shares of our common stock issued to the Selling Stockholders in the transaction described in “Prospectus Summary—Private Placement of Common Stock and Warrants.” The 7,685,135 shares of common stock covered by this prospectus include 5,123,423 shares of common stock issued to the Selling Stockholders and 2,561,712 shares of common stock issuable upon exercise of warrants to purchase common stock issued to the Selling Stockholders. The warrants have an exercise price of $2.04 per share and are exercisable for the five-year period beginning on December 19, 2013.

The following table provides information regarding the Selling Stockholders and the number of shares of common stock each Selling Stockholder is offering under this prospectus, including shares of common stock issuable upon the exercise of warrants held by each Selling Stockholder. We have prepared this table based on information furnished to us by or on behalf of the Selling Stockholders, which we have not independently verified. Under the rules of the Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the Selling Stockholder the right to acquire common stock within 60 days of July 9, 2013, unless otherwise noted. Although the warrants are not exercisable until December 19, 2013, the shares issuable upon the exercise of such warrants are nonetheless included in the aggregate beneficial ownership amounts set forth in the table below. Unless otherwise indicated in the footnotes below, we believe that the Selling Stockholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 33,539,353 shares of our common stock issued and outstanding as of July 9, 2013. Since the date on which they provided us with the information below, the Selling Stockholders may have sold, transferred or otherwise disposed of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.

The shares reflected in the table below may be sold by the Selling Stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by each of the Selling Stockholders. The Selling Stockholders may sell less than all of the shares listed in the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares the Selling Stockholders will sell under this prospectus.

The Selling Stockholders have represented to us in writing that they acquired the securities or will acquire the underlying securities for their own respective accounts and not with a view to or for distributing or reselling such securities. In recognition of the fact that the Selling Stockholders, even though purchasing their shares for their own accounts, may wish to be legally permitted to sell their securities when they deem appropriate, we agreed with the Selling Stockholders to file a registration statement to register the resale of the securities. We also have agreed to use reasonable best efforts to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of the date that all of the securities purchased by the investors have been sold or can be sold publicly under Rule 144 promulgated by the Commission under the Securities Act (or any similar provision then in effect).

Except as indicated below in this section, we are not aware of any material relationship between us and the Selling Stockholders within the past three years other than as a result of the Selling Stockholders’ beneficial ownership of our common stock.

	Shares Beneficially Owned Before Offering (1)			Shares Beneficially Owned After Offering (2)
Name of Selling Stockholder	Number	Percentage	Shares Offered Hereby (1)(2)	Number	Percentage
Anson Investments Master Fund LP (3)	60,000	*	60,000	–	–
Capital Ventures International (4)	1,935,000	5.76%	135,000	1,800,000	4.98%
Cranshire Capital Master Fund, Ltd. (5)	54,357	*	54,357	–	–
Equitec Specialists, LLC (5)	13,590	*	13,590	–	–
Iroquois Master Fund, Ltd (6)	45,000	*	45,000	–	–
Nisswa Acquisition Master Fund Ltd. (7)	93,750	*	93,750	–	–
Pine River Master Fund Ltd. (7)	1,406,250	4.14%	1,406,250	–	–
Special Situations Cayman Fund L.P. (8)	1,087,079	3.21%	937,500	149,579	*
Special Situations Fund III QP LP (8)	3,261,059	9.46%	2,812,500	448,559	1.34%
Wolverine Flagship Fund Trading Limited (9)	2,153,845	6.30%	1,875,000	278,845	*
Robert G. Allison (10)	93,750	*	93,750	–	–
David & Carole Brown, Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97 (11)	23,438	*	23,438	–	–
Dennis D. Gonyea (12)	33,750	*	33,750	–	–
Dorothy J. Hoel (13)	33,750	*	33,750	–	–
Stephanie L. Russo (14)	33,750	*	33,750	–	–
Paul and Nancy Seel Joint Account WROS (15)	33,750	*	33,750	–	–

____________________________

* Less than 1%.

(1) Includes an aggregate of 5,123,423 shares of common stock issued to the Selling Stockholders and 2,561,712 shares of common stock underlying warrants issued to Selling Stockholders. Although the warrants are not exercisable until December 19, 2013, the shares issuable upon the exercise of such warrants are nonetheless included in this column as if such warrants were exercisable within 60 days. Therefore, the shares issuable upon exercise of the warrants are deemed outstanding for computing the percentage ownership of the Selling Stockholder holding such shares before the offering and after giving effect to the offering, but are not deemed outstanding for computing the beneficial ownership of any other Selling Stockholder. Additionally, the figures in this column do not take account of the restriction on the Selling Stockholders’ ability to exercise their warrants in an amount that would result in a Selling Stockholder together with its affiliates beneficially owning more than 4.9% of our outstanding common stock upon such an exercise. In addition to the shares set forth in the table, the number of shares to be sold includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act.

(2) We do not know when or in what amounts a Selling Stockholder may offer shares for sale. The Selling Stockholders may decide not to sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, all of the warrants will have been exercised and none of the shares covered by this prospectus will be held by the Selling Stockholders.

(3) The amount held by Anson Investments Master Fund LP includes 40,000 shares of common stock acquired in the private placement and 20,000 shares of common stock underlying a warrant acquired in the private placement.

(4) The amount held by Capital Ventures International includes 90,000 shares of common stock acquired in the private placement, 45,000 shares of common stock underlying a warrant acquired in the private placement and 1,800,000 shares of common stock not acquired in the private placement. Heights Capital Management, Inc. is the investment manager of Capital Ventures International and as such may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of these securities.

(5) The amount held by Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) includes 36,238 shares of common stock acquired in the private placement and 18,119 shares of common stock underlying a warrant acquired in the private placement. The amount held by Equitec Specialists, LLC (“Equitec”) includes 9,060 shares of common stock acquired in the private placement and 4,530 shares of common stock underlying a warrant acquired in the private placement. Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Master Fund and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Cranshire Master Fund.

CCA is also the investment manager for managed accounts for Equitec and CCA has voting control and investment discretion over securities held in the managed accounts for Equitec. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA also may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held in the managed accounts by Equitec.

Equitec is an affiliate of a broker-dealer. Equitec acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares and warrants described herein, Equitec did not have any arrangements or understandings with any person to distribute such securities.

(6) The amount held by Iroquois Master Fund, Ltd (“IMF”) includes 30,000 shares of common stock acquired in the private placement and 15,000 shares of common stock underlying a warrant acquired in the private placement. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of IMF. Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as Investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF.

(7) The amount held by Nisswa Acquisition Master Fund Ltd. includes 62,500 shares of common stock acquired in the private placement and 31,250 shares of common stock underlying a warrant acquired in the private placement. The amount held by Pine River Master Fund Ltd. includes 937,500 shares of common stock acquired in the private placement and 468,750 shares of common stock underlying a warrant acquired in the private placement. Pine River Capital Management L.P. (“Pine River”) is the investment manager of Nisswa Acquisition Master Fund Ltd. and Pine River Master Fund Ltd. Brian Taylor is the sole member of Pine River Capital Management LLC, an entity which is the general partner of Pine River. As a result of the foregoing, Mr. Taylor, Pine River and Pine River Capital Management LLC may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Nisswa Acquisition Master Fund Ltd. and Pine River Master Fund Ltd.

(8) The amount held by Special Situations Cayman Fund L.P. includes 625,000 shares of common stock acquired in the private placement, 312,500 shares of common stock underlying a warrant acquired in the private placement and 149,579 shares of common stock not acquired in the private placement. The amount held by Special Situations Fund III QP LP includes 1,875,000 shares of common stock acquired in the private placement, 937,500 shares of common stock underlying a warrant acquired in the private placement and 448,559 shares of common stock not acquired in the private placement. Austin W. Marxe and David M. Greenhouse share sole voting and investment power over the securities held by Special Situations Cayman Fund L.P. and Special Situations Fund III QP LP, and, as a result, may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of such securities.

(9) The amount held by Wolverine Flagship Fund Trading Limited (the “Fund”) includes 1,250,000 shares of common stock acquired in the private placement, 625,000 shares of common stock underlying a warrant acquired in the private placement and 278,845 shares of common stock not acquired in the private placement. Wolverine Asset Management, LLC (“WAM”) is the investment manager of the Fund and has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings and WAM may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by the Fund.

(10) The amount held by Robert G. Allison includes 62,500 shares of common stock acquired in the private placement and 31,250 shares of common stock underlying a warrant acquired in the private placement.

(11) The amount held by David & Carole Brown, Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97 includes 15,625 shares of common stock acquired in the private placement and 7,813 shares of common stock underlying a warrant acquired in the private placement.

(12) The amount held by Dennis D. Gonyea includes 22,500 shares of common stock acquired in the private placement and 11,250 shares of common stock underlying a warrant acquired in the private placement.

(13) The amount held by Dorothy J. Hoel includes 22,500 shares of common stock acquired in the private placement and 11,250 shares of common stock underlying a warrant acquired in the private placement.

(14) The amount held by Stephanie L. Russo includes 22,500 shares of common stock acquired in the private placement and 11,250 shares of common stock underlying a warrant acquired in the private placement.

(15) The amount held by Paul and Nancy Seel Joint Account WROS includes 22,500 shares of common stock acquired in the private placement and 11,250 shares of common stock underlying a warrant acquired in the private placement.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to use our reasonable best efforts to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M under the Exchange Act, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 1,300,000,000 shares of common stock, par value $0.001 per share. As of July 9, 2013, there were 33,539,353 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable. Our common stock is registered under Section 12(b) of Exchange Act and is listed on The NASDAQ Capital Market under the symbol “ECTY.”

Anti-Takeover Provisions of Our Charter and Bylaws

Our Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws contain various provisions that could render more difficult certain unsolicited or hostile attempts to take us over, that could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

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Special Meetings of Stockholders — Our Second Amended and Restated Bylaws provide that special meetings of the stockholders may only be called by our Board of Directors, the Chairman of the Board, the President, a Vice President, the Secretary or by stockholders holding not less than one-tenth of the voting power of the Company.

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Advance Notice Bylaws — Under our Second Amended and Restated Bylaws, in order for a stockholder to properly bring a director nominee or any other business before an annual meeting of stockholders, or to propose a director nominee for purposes of a special meeting of stockholders, the stockholder must provide us with timely notice thereof (including, in the case of director nominations, certain information regarding the nominee and the proposing stockholder). This provision could make it more difficult for stockholders to propose business at our stockholder meetings.

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Vacancies — Our Second Amended and Restated Bylaws provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders (except in the case of a vacancy created by the removal of a director by the stockholders, in which case the stockholders are entitled to fill the vacancy).

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Preferred Stock — Our Amended and Restated Articles of Incorporation allow us to issue up to 200,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

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Authorized but Unissued Shares — Our Board of Directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Preferred Stock

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

On October 31, 2009, our Board of Directors adopted and created a series of preferred stock consisting of 10,000,000 shares designated as Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock participates pro rata in any dividends paid with respect to the common stock. The shares of Series A Convertible Preferred Stock do not have a liquidation preference and do not accrue any dividends, nor do they carry voting rights; however, we are prohibited from taking certain actions, such as altering the rights given to our preferred stock or increasing the number of authorized shares of preferred stock, without the affirmative vote of 75% of the outstanding shares of the Series A Convertible Preferred Stock. So long as the Series A Convertible Preferred Stock is outstanding, we are prohibited from redeeming, repurchasing or otherwise acquiring any shares of our common stock. Each share of Series A Convertible Preferred Stock is convertible at the option of the holder, into one share of our common stock. As of July 9, 2013, there were shares of Series A Convertible Preferred Stock outstanding that may be converted into 1,744,018 shares of common stock.

Warrants

As of July 9, 2013, there were outstanding warrants to purchase 7,091,568 shares of our common stock at a weighted average exercise price of $4.97 per share. The warrants to purchase 2,561,712 that were issued to the Selling Stockholders as part of the private placement described in “Prospectus Summary—Private Placement of Common Stock and Warrants” do not become exercisable until December 19, 2013.

Convertible Note

On March 13, 2012, we issued a $5.0 million unsecured convertible note (the “Note”) to one of our investors. The Note bears interest at an annual rate of 5.05% and matures on March 13, 2015. The Note is convertible into shares of our common stock at any time, in whole or in part, at the option of the holder at a per share conversion price of $1.27, subject to adjustment for stock splits, stock dividends, combinations and other corporate transactions.

We may redeem all of the outstanding principal amount of the Note if we enter into a binding agreement for a change of control of the Company or if the closing sale price of our common stock exceeds 300% of the conversion price for thirty (30) consecutive calendar days. If we elect to redeem the Note, the redemption price will be equal to 115% of the greater of (i) the amount to be redeemed (as calculated through the redemption date) and (ii) the product of (A) the conversion rate with respect to such amount in effect at such time as the holders deliver a redemption notice and (B) the greatest closing sale price of our common stock on any trading day during the period starting on the date we elect to redeem the note and ending on the trading day immediately prior to the date are required to pay the redemption amount.

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer Inc., 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado, 80209.

Listing

Our common stock is registered and is listed on The NASDAQ Capital Market under the symbol “ECTY.”

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Articles of Incorporation provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. We have also entered into indemnification agreements with our directors and executive officers, pursuant to which we have agreed to indemnify such persons against certain claims and expenses to the fullest extent permitted by Nevada law. The effect of this provision of our Amended and Restated Articles of Incorporation and the indemnification agreements is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Amended and Restated Articles of Incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Farella Braun + Martel LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of ECOtality, Inc. for the years ended December 31, 2011 and December 31, 2012, appearing in our Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by McGladrey LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file current, quarterly and annual reports, proxy statements and other information required by the Exchange Act with the SEC. You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at www.sec.gov. These reports, proxy statements and other information can also be read through the “Investors” section of our website at www.ecotality.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013;

●	our Current Reports on Form 8-K filed on January 17, 2013, March 8, 2013, March 18, 2013, April 30, 2013, May 3, 2013, May 24, 2013, June 13, 2013, June 20, 2013 and July 9, 2013; and

●	the description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A, filed on May 14, 2010 pursuant to Section 12(b) of the Exchange Act.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents, at no cost, by writing or telephoning us at:

ECOtality, Inc.

One Montgomery Street, Suite 2525

San Francisco, California 94104

(415) 992-3000

ECOtality, Inc.

7,685,135 Shares of Common Stock

PROSPECTUS

July 10, 2013

Dealer Prospectus Delivery Obligation

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information different from that which is set forth in this prospectus. Neither we nor the Selling Stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock in jurisdictions where offers and sales are prohibited. The information contained in this prospectus is accurate only as of the date of this prospectus, and the information contained in any document incorporated or deemed to be incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed since that date.